UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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EXXON MOBIL CORPORATION

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Exxon Mobil Corporation	Jennifer K. Driscoll
5959 Las Colinas Boulevard	Vice President, Investor Relations
Irving, Texas 75039

May 17, 2023

Dear Valued Shareholder,

I am writing to you as a fellow shareholder for several reasons.

First, I want to invite you to join the 2023 Exxon Mobil Corporation virtual Annual Meeting on May 31, 2023, beginning at 9:30 a.m. Central. During the meeting, Chairman and CEO Darren Woods will highlight the record results we delivered in 2022, including industry-leading earnings, cash flows, and shareholder returns. We’ll also discuss our work to grow supplies of the energy and products the world needs while reducing greenhouse gas emissions intensity of our operations. This includes our plans to invest approximately $17 billion from 2022 through 2027 on lower-emission initiatives to reduce our own emissions and the emissions of others.

Second, I want to express my sincere appreciation for your continued investment in the company. Your support as a top shareholder is helping our efforts to meet society’s needs for more energy while reducing emissions – and to generate attractive returns for investors like you.

Third, I want to make sure your voice is heard and encourage you to vote your shares. There are more than a dozen items up for a vote this year. Our Board is recommending that you vote FOR Items 1-3, for one-year frequency on Item 4, and AGAINST Items 5-16. The Board provides careful analysis of each proposal along with the reasons for its recommendations in our proxy statement. I encourage you to read it carefully and vote before the meeting at www.proxyvote.com or by phone at (800) 690-6903.

At ExxonMobil, we’re working to solve the “and” equation: delivering the energy and products society needs and lead industry in reducing greenhouse gas emissions. We’re grateful for your support along this path, and we look forward to hearing from you.

Sincerely,

Jennifer K. Driscoll